Exhibit 99.1

AN2 Therapeutics Reports Fourth Quarter and Full Year 2024 Financial Results and Recent Business and Scientific Highlights

Phase 3 topline data expected 2Q25 for epetraborole in patients with treatment-refractory MAC lung disease (TR MAC)

Phase 1 first in human study of AN2-502998, under development for Chagas disease to start mid-2025 in healthy volunteers

Topline data for melioidosis observational trial expected in 2Q25; Phase 2 epetraborole study planned for 2H25

First oncology candidate(s) from boron chemistry platform on track to advance into development in 2H25

Cash, cash equivalents, and investments of $88.6 million at December 31, 2024 anticipated to fund operations through 2027 under current strategic plan

Menlo Park, CA – March 25, 2025 – AN2 Therapeutics, Inc. (Nasdaq: ANTX), a biopharmaceutical company focused on discovering and developing novel small molecule therapeutics derived from its boron chemistry platform, today reported financial results for the fourth quarter and year ended December 31, 2024.

“Epetraborole demonstrated potential proof-of-concept in Phase 2, achieving nominal statistical significance on two patient-reported outcome measures in patients with treatment-refractory MAC lung disease. Building on these encouraging findings, we updated our statistical analysis plan to select QOL-B as the primary efficacy endpoint for the Phase 3 part of the study, for which we plan to unblind and announce topline results in the second quarter. Should the Phase 3 data support the findings from Phase 2, we plan to engage with the FDA to explore potential registrational pathways for this highly refractory population with limited treatment options,” said Eric Easom Co-Founder, Chairman, President and Chief Executive Officer. “Our robust pipeline, including upcoming clinical trials in Chagas disease and melioidosis, highlights our commitment to advancing innovative treatments. We also anticipate our first oncology development candidate later this year and are excited about the potential of our pipeline to address unmet medical needs and improve patient outcomes.”

Fourth Quarter & Recent Business Updates:

Epetraborole Phase 2/3 Clinical Study in TR-MAC Lung Disease

In February 2025, the Company submitted an amended statistical analysis plan to the FDA selecting the Quality of Life – Bronchiectasis (QOL-B) respiratory domain patient reported outcome (PRO) instrument as the primary efficacy endpoint for the Phase 3 part of the EBO-301 trial. The Company believes that this approach aligns with current FDA Guidance for Industry on NTM drug development regarding the use of a symptom-focused clinical outcome measure as the sole primary endpoint and it also follows the precedent established by Insmed’s ongoing confirmatory study of Arikayce in treatment-naïve patients, where Insmed has reported the same QOL-B instrument as the primary efficacy measure.

The Company intends to announce topline Phase 3 results in the second quarter of 2025, subject to the timing of any potential FDA feedback with respect to the trial or amended statistical analysis plan. Ninety-seven subjects had completed treatment in Phase 3 when the trial was terminated in August 2024 (2:1 epetraborole+optimized background regimen (OBR) vs. placebo+OBR), the data for which remains blinded and available for analysis as a Phase 3 dataset. If the Phase 3 data align with the potential efficacy signal observed in Phase 2, the Company plans to review both Phase 2 and Phase 3 results with the FDA and discuss potential registrational pathways.

Chagas Disease

During the quarter, the Company conducted Phase 1-enabling activities for AN2-502998, a candidate for chronic Chagas disease, which affects an estimated 6-7 million people worldwide, including approximately 300,000 in the U.S., and can cause severe cardiac disease and death. The Company plans to initiate a Phase 1 clinical study in mid-2025.

Melioidosis

The Company completed enrollment in a 200-patient observational trial in acute melioidosis in October 2024. These data will inform a potential Phase 2 proof of concept study of epetraborole that is planned to initiate start up activities in the second half of 2025. Melioidosis is a deadly bacterial infection and global bioterrorism threat with a 90-day mortality rate of approximately 50% using standard of care drugs ceftazidime or meropenem. The aim of the program is to meaningfully lower the expected mortality rate by dosing epetraborole on top of standard of care.

Boron Chemistry Pipeline

Additional development programs are underway and focused on targets in infectious diseases and oncology with high unmet needs. The Company anticipates delivering development compound(s) in 2025, including the first oncology targets using its boron chemistry platform.

Global Health

In October 2024, the Company announced that it received a second-year continuation of a research grant from the Gates Foundation to discover novel boron containing small molecules for the treatment of tuberculosis and malaria. The Company will continue its efforts to tackle global health disease through non-dilutive funding.

Selected Fourth Quarter and Full Year 2024 Financial Results

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Research and Development (R&D) Expenses: R&D expenses for the full year 2024 were $40.5 million, compared to $54.9 million in the prior year. R&D expenses for the fourth quarter of 2024 were $5.4 million, compared to $14.9 million for the same period during 2023 due to decreased clinical trial expenses, personnel-related expenses, consulting and outside services, chemistry manufacturing and controls expenses, and allocated facilities and miscellaneous expenses, primarily related to termination of the EBO-301 clinical study and corporate restructuring activities, and a decrease in licensing fees, partially offset by an increase in preclinical and research expenses.
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General and Administrative (G&A) Expenses: G&A expenses for the full year 2024 were $14.1 million, compared to $14.8 million in the prior year. G&A expenses for the fourth quarter of 2024 were $3.2 million, compared to $3.9 million for the same period during 2023 due to decreased personnel-related expenses, professional services expenses, and allocated facilities and miscellaneous expenses, partially offset by increased D&O insurance expenses.
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Restructuring Charges: Restructuring charges for the full year 2024 were $2.2 million due to severance payments and other employee termination expenses.
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Interest Income: Interest income for the full year 2024 was $5.5 million, compared to $4.9 million in the prior year. Interest income for the fourth quarter of 2024 was $1.1 million, compared to $1.9 million for the same period in 2023 due to higher interest rates despite lower cash, cash equivalents and investment balances in 2024 as compared to 2023.
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Net loss: Net loss for the full year 2024 was $51.3 million, compared to $64.7 million in the prior year. Net loss for the fourth quarter of 2024 was $7.5 million, compared to $16.9 million for the same period during 2023.
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Cash Position: The Company had cash, cash equivalents and investments of $88.6 million at December 31, 2024.

About AN2 Therapeutics, Inc.

AN2 Therapeutics, Inc. is a biopharmaceutical company focused on discovering and developing novel small molecule therapeutics derived from its boron chemistry platform. AN2 has a pipeline of boron-based compounds in development for Chagas disease, NTM, and melioidosis, along with early-stage programs focused on targets in infectious diseases and oncology. For more information, please visit our website at www.an2therapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding: expectations regarding the Company’s clinical trials, including initiation, enrollment, conduct and the timing of data and related announcements; changes to the primary efficacy endpoint for the Phase 3 part of the EBO-301 trial, alignment with FDA Guidance for Industry and the Company’s plans to unblind and release topline results from the Phase 3 data in the second quarter of 2025; regulatory meetings and registrational pathways; the potential of the Company’s boron chemistry platform, including the timing of development compounds, and pipeline programs; cash runway; funding for the Company’s global health programs; and other statements that are not historical fact. These statements are based on AN2’s current estimates, expectations, plans, objectives and intentions, are not guarantees of future performance and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, but are not limited to, risks and uncertainties related to: future trials of epetraborole in NTM-MAC and the ability to show clinical efficacy consistent with PRO-based data observed in prospective and post-hoc analyses to date; potential disruptions related to AN2’s ability to implement its plans for its internal boron chemistry platform and pipeline programs; timely enrollment of patients in AN2’s existing and future clinical trials; disruptions at the FDA and other government agencies caused by funding shortages, staff reductions and statutory, regulatory and policy changes; AN2’s ability to procure sufficient supply of its product candidates for its existing and future clinical trials; the potential for results from clinical trials to differ from preclinical, early clinical, preliminary or expected results; significant adverse events, toxicities or other undesirable side effects associated with AN2’s product candidates; the significant uncertainty associated with AN2’s product candidates ever receiving any regulatory approvals; continued funding by the National Institute of Allergy and Infectious Disease (NIAID) of AN2’s development program for melioidosis; AN2’s ability to obtain, maintain or protect intellectual property rights related to its current and future product candidates; implementation of AN2’s strategic plans for its business and product candidates; the sufficiency of AN2’s capital resources and need for additional capital to achieve its goals; global macroeconomic conditions and global conflicts and other risks, including those described under the heading “Risk Factors” in AN2’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and AN2’s other reports filed with the U.S. Securities and Exchange Commission (SEC). These filings, when made, are available on the investor relations section of AN2’s website at www.an2therapeutics.com and on the SEC’s website at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and AN2 undertakes no duty to update such information except as required under applicable law.www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and AN2 undertakes no duty to update such information except as required under applicable law.

Company Contact:

Lucy O. Day

Chief Financial Officer

l.day@an2therapeutics.com

Investor and Media Contact:

Anne Bowdidge

ir@an2therapeutics.com

AN2 THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating expenses:
Research and development	$5,397	$14,919	$40,488	$54,871
General and administrative	3,210	3,896	14,066	14,764
Restructuring charge	(9)	—	2,234	—
Total operating expenses	8,598	18,815	56,788	69,635
Loss from operations	(8,598)	(18,815)	(56,788)	(69,635)
Interest income	1,076	1,917	5,467	4,860
Other income	—	—	—	43
Net loss	(7,522)	(16,898)	(51,321)	(64,732)
Net loss per share attributable to common stockholders, basic and diluted	$(0.25)	$(0.57)	$(1.72)	$(2.74)
Weighted-average number of shares used in computing net loss per share, basic and diluted	29,882,993	29,735,397	29,828,227	23,600,107
Other comprehensive loss:
Unrealized (loss) gain on investments	(81)	397	(244)	649
Comprehensive loss	$(7,603)	$(16,501)	$(51,565)	$(64,083)

AN2 THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$21,351	$15,647
Short-term investments	62,267	91,648
Prepaid expenses and other current assets	2,644	3,212
Long-term investments	5,021	27,194
Other assets, long-term	804	1,043
Total assets	$92,087	$138,744

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,317	$2,676
Other current liabilities	6,921	11,367
Total liabilities	10,238	14,043
Stockholders’ equity	81,849	124,701
Total liabilities and stockholders’ equity	$92,087	$138,744